SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549

                          Form S-8

   REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    COLONIAL GAS COMPANY
   (Exact name of registrant as specified in its charter)

          Massachusetts                      04-1558100
    (State or other jurisdiction of        (I.R.S. Employer
     incorporation or organization)        Identification No.)

          40 Market Street, Lowell, Massachusetts      01852
        (Address of Principal Executive Offices)    (Zip Code)


    Cape Cod Division of Colonial Gas Company Savings Plan For
      Local 13507 United Steelworkers of America AFL-CIO-CLC
                  (Full title of the plan)

       Dennis W. Carroll, Vice President and Treasurer
       Colonial Gas Company, 40 Market Street, Lowell,
                   Massachusetts  01852
           (Name and address of agent for service)
                           (508) 458-3171
 (Telephone number, including area code, of agent for service)


               CALCULATION OF REGISTRATION FEE

                               Proposed    Proposed
Title of                       Maximum     Maximum
Securities         Amount      Offering    Aggregate  Amount of
to be              to be       Price Per   Offering   Registration
Registered         Registered  Share *     Price *    Fee

Colonial Gas
Company Common
Stock, par value
$3.33 per share   75,000 shares $20.50   $1,537,500    $530.18

     * Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) based on the average of the high and low sale prices on June 7, 1994 as reported by the NASDAQ National Market System.

      In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

                           PART II

Item 3.        Incorporation of Documents by Reference.

          There are hereby incorporated by reference in this Registration Statement the following documents ("Incorporated Documents") heretofore filed by Colonial Gas Company
(the "Company") or the Cape Cod Division of Colonial
Gas Company Savings Plan for Local 13507 United Steelworkers of America AFL-CIO-CLC (the "Plan") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934 (the "1934 Act"):

1.  The Company's latest annual report filed pursuant to
    Section 13(a) or 15(d) of the  1934 Act.

2.  The Plan's latest annual report filed pursuant to Section
    15(d) of the 1934 Act.

3. All other reports filed pursuant to Section 13(a) or 15(d) or the 1934 Act since the end of the fiscal year covered by the annual reports referred to above.

4. The description of the Company's Common Stock contained in its Registration Statement on Form S-2 (File No. 33-34547) filed on May 15, 1990, under the Securities Act of 1933, including Form 10-C filed by the Company on July 29, 1992 (reporting increase in such outstanding shares due to 3 for 2 stock split) and any other amendments or reports filed for the purpose of updating such description.

5. The description of the Junior Participating Preferred Stock Purchase Rights (one of such rights being included with each outstanding share of the Company's Common Stock), contained in the Company's Registration Statement on Form 8-A filed on November 20, 1993 under Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such description.

     All documents filed by the Company and the Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold shall also be deemed to be Incorporated Documents and incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

          Not applicable.

Item 5.   Interests of Named Experts and Counsel.

          Not applicable.


Item 6.   Indemnification of Directors and Officers.

          The Company's By-Laws contain the following provisions:


          The corporation shall, to the extent legally permissible, indemnify each person who may serve or who has served at any time as a director or officer of the corporation or of any of its subsidiaries, or who at the request of the corporation may serve or at any time has served as a director, officer or trustee of, or in a similar capacity with, another organization or an employee benefit plan, against all expenses and liabilities (including counsel fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which he may become involved by reason of his serving or having served in such capacity (other than a proceeding voluntarily initiated by such person unless he is successful on the merits, the proceeding was authorized by the corporation or the proceeding seeks a declaratory judgment regarding his own conduct); provided that no indemnification shall be provided for any such person with respect to any matter as to which he shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation or, to the extent such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan; and provided, further, that as to any matter disposed of by a compromise payment by such person, pursuant to a consent decree or otherwise, the payment and indemnification thereof have been approved by the corporation, which approval shall not unreasonably be withheld, or by a court of competent jurisdiction.
     Such indemnification shall include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under this article, which undertaking may be accepted without regard to the financial ability of such person to make repayment.

          A person entitled to indemnification hereunder whose duties include service or responsibilities as a fiduciary with respect to a subsidiary or other organization shall be deemed to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation if he acted in good faith in the reasonable belief that his action was in the best interest of such subsidiary or organization or of the participants or beneficiaries of, or other persons with interests in, such subsidiary or organization to whom he had a fiduciary duty.

          Where indemnification hereunder requires authorization or approval by the corporation, such authorization or approval shall be conclusively deemed to have been obtained, and in any case where a director of the corporation approves the payment of indemnification, such director shall be wholly protected, if:

               (i)  the payment has been approved or
     ratified (1) by a majority vote of a quorum of the directors consisting of persons who are not at that time parties to the proceeding, (2) by a majority vote of a committee of two or more directors who are not at that time parties to the proceeding and are selected for this purpose by the full board (in which selection directors who are parties may participate), or (3) by a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the proceeding; or

               (ii)  the action is taken in reliance upon
     the opinion of independent legal counsel (who may be counsel to the corporation) appointed for the purpose by vote of the directors or in the manner specified in clauses (1), (2), or (3) of subparagraph (i); or

               (iii)  the payment is approved by a court of
     competent jurisdiction; or

               (iv)  the directors have otherwise acted in
     accordance with the standard of conduct set forth in the Massachusetts Business Corporation Law.

          Any indemnification or advance of expenses under this article shall be paid promptly, and in any event within 30 days, after the receipt by the corporation of a written request therefor from the person to be indemnified, unless with respect to a claim for indemnification the corporation shall have determined that the person is not entitled to indemnification. If the corporation denies the request or if payment is not made within such 30 day period, the person seeking to be indemnified may at any time thereafter seek to enforce his rights hereunder in a court of competent jurisdiction and, if successful in whole or in part, he shall be entitled also to indemnification for the expenses of prosecuting such action. Unless otherwise provided by law, the burden of proving that the person is not entitled to indemnification shall be on the corporation.

          The right of indemnification under this article shall be a contract right inuring to the benefit of the directors, officers and other persons entitled to be indemnified hereunder and no amendment or repeal of this article shall adversely affect any right of such director, officer or other person existing at the time of such amendment or repeal.

          The indemnification provided hereunder shall inure to the benefit of the heirs, executors and administrators of a director, officer or other person entitled to indemnification hereunder. The indemnification provided hereunder may, to the extent authorized by the corporation, apply to the directors, officers and other persons associated with constituent corporations that have been merged into or consolidated with the corporation who would have been entitled to indemnification hereunder had they served in such capacity with or at the request of the corporation.

          The right of indemnification under this article shall be in addition to and not exclusive of all other rights to which such director or officer or other person may be entitled. Nothing contained in this article shall affect any rights to indemnification to which employees or agents of the corporation other than directors and officers and other persons entitled to indemnification hereunder may be entitled by contract or otherwise under law."

     The Company's Restated Articles of Organization contain the following provisions:

          No director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director notwithstanding any provision of law imposing such liability, except that, to the extent provided by applicable law, this provision shall not eliminate or limit the liability of a director (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or 62 of the Massachusetts Business Corporation Law or any amendatory or successor provisions thereto or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date upon which this provision became effective, and no amendment or repeal of this provision shall deprive a director of the benefits hereof with respect to any act or omission occurring prior to such amendment or repeal.

     All directors and officers are covered by a Directors' and Officers' Liability and Company Reimbursement Policy of Insurance.

Item 7.   Exemption from Registration Claimed.

          Not applicable.

Item 8.   Exhibits.

          The following designated exhibits are, as indicated below, either filed herewith or have been heretofore filed with the Securities and Exchange Commission and are referred to and by such reference incorporated herein.


Exhibit              Description                    Reference
 No.

 4a    Restated Articles of Organization of  Incorporated herein
       Colonial Gas Company dated April 19,  by reference.
       1989, as amended on July 16, 1992,
       and supplemented by a Certificate of
       Vote of Directors establishing a
       series of a class of stock filed on
       November 30, 1993, filed as Exhibit
       3(a) to Form 10-K of the Registrant
       for the year ended December 31, 1993.

 4b    By-Laws of Colonial Gas Company, as   Incorporated herein
       amended to date, filed as Exhibit     by reference.
       3(b) to From 10-K of the Registrant
       for the year ended December 31, 1993.

 4c    Second Amended and Restated First     Incorporated herein
       Mortgage Indenture, dated as of June  by reference.
       1, 1992, filed as Exhibit 4(b) to
       Form 10-Q of the Registrant for the
       quarter ended June 30, 1992.

 4d    First Supplemental Indenture, dated   Incorporated herein
       as of June 15, 1992, filed as Exhibit by reference.
       4(c) to Form 10-Q of the Registrant
       for the quarter ended June 30, 1992.

 4e    Credit Agreement for Colonial Gas     Incorporated herein
       Company, dated as of June 27, 1990,   by reference.
       filed as Exhibit 10(a) to Form 8-K of
       the Registrant for the quarter ended
       June 30, 1990, as amended on December
       24, 1991, filed as Exhibit 4(j) to
       Form 10-K of the Registrant for the
       year ended December 31, 1991, as
       amended on July 27, 1993, filed as
       Exhibit 4(a) to Form 10-Q of the
       Registrant for the quarter ended June
       30, 1993.

 4f    Credit Agreement for Massachusetts    Incorporated herein
       Fuel Inventory Trust, dated as of     by reference.
       June 27, 1990, filed as Exhibit 10(b)
       to Form 8-K of the Registrant for the
       quarter ended June 30, 1990, as
       amended on July 27, 1993, filed as
       Exhibit 4(b) to Form 10-Q of the
       Registrant for the quarter ended June
       30, 1993.

 4g    Purchase Contract, dated as of June   Incorporated herein
       27, 1990 between Massachusetts Fuel   by reference.
       Inventory Trust acting by and through
       its Trustee, Shawmut Bank, N.A. and
       Colonial Gas Company, filed as
       Exhibit 10(e) to Form 8-K of the
       Registrant for quarter ended June 30,
       1990.

 4h    Security Agreement and Assignment of  Incorporated herein
       Contracts, dated as of June 27, 1990  by reference.
       made by Massachusetts Fuel Inventory
       Trust in favor of The First National
       Bank of Boston as Agent, for the
       Ratable Benefit of the Secured
       Parties Named Herein, filed as
       Exhibit 10(c) to Form 8-K of the
       Registrant for the quarter ended June
       30, 1990.

 4i    Trust Agreement, dated as of June 22, Incorporated herein
       1990 between Colonial Gas Company (as by reference.
       Trustor) and Shawmut Bank, N.A. (as
       Trustee), filed as Exhibit 10(d) to
       Form 8-K of the Registrant for
       quarter ended June 30, 1990.

 5     Opinion of Palmer & Dodge             Filed herewith as
                                             Exhibit 5. *

24.1   Consent of Grant Thornton             Filed herewith as
                                             Exhibit 24.

24.2   Consent of Palmer & Dodge             Filed herewith as
                                             part of Exhibit 5.



* The undersigned registrant undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service ("IRS") in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

Item 9.   Undertakings.

     (a)  The undersigned registrant also undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)  To include any prospectus required by section
10(a) (3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (a)(1)(i) and
(a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities
Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 and each filing of the annual report of the Cape Cod Division of Colonial Gas Company Savings Plan for Local 13507 United Steelworkers of America AFL-CIO-CLC pursuant to section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                         SIGNATURES

The Registrant: Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lowell, Commonwealth of Massachusetts, on this 10th day of June, 1994.

                            COLONIAL GAS COMPANY


                             F. L. Putnam, Jr., Chairman
                             and Chief Executive Officer


Power of Attorney: We, the undersigned officers and directors of Colonial Gas Company, hereby severally constitute and appoint Dennis W. Carroll and Carol E. Elden and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 including any post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof. Witness our hands and common seal on the dates set forth below.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Officers:

     Principal Executive Officer:

     F. L. Putnam, Jr., Chairman and
     Chief Executive Officer

     Principal Financial Officer:

     Nickolas Stavropoulos,
     Vice President-Finance &
      Chief Financial Officer

     Principal Accounting Officer:

     Dennis W. Carroll, Vice President
     and Treasurer


                          FORM S-8


Directors:

V. W. Baur

A.C. Dudley

J. P. Harrington

H. C. Homeyer

R.L. Hull

K.R. Lydecker

F.L. Putnam, Jr.

F.L. Putnam, III

J.F Reilly, Jr.

A.B. Sides, Jr.

M.M. Stapleton

N. Stavropoulos

C.O. Swanson

G. E. Wik
                          FORM S-8


     The Plan

     Pursuant to the requirements of the Securities Act of 1933, the Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lowell, and Commonwealth of Massachusetts, on the 10th day of June, 1994.

                                   CAPE COD DIVISION OF
                                   COLONIAL GAS COMPANY
                                   SAVINGS PLAN FOR LOCAL
                                   13507 UNITED STEELWORKERS
                                   OF AMERICA AFL-CIO-CLC

                                   COLONIAL GAS COMPANY,
                                   Plan Administrator



                                   Barbara A. Field
                                   Vice President - Human Resources